UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2018

PHH CORPORATION

(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)

(856) 917-1744
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.  Other Events.

On May 24, 2018, Tami Fratis, who alleges she is a stockholder of PHH Corporation, a Maryland corporation (the “Company”), commenced an action in the United States District Court for the District of New Jersey against the Company and its directors.  The plaintiff alleges that the defendants are violating various provisions of the Securities Exchange Act of 1934, as amended, because the public disclosures the Company has made concerning the proposed merger of POMS Corp, a wholly-owned subsidiary of Ocwen Financial Corporation (“Ocwen”), with and into the Company with the Company surviving the merger and becoming a wholly-owned subsidiary of Ocwen, on the terms and conditions of that certain Agreement and Plan of Merger dated February 27, 2018 by and among Ocwen, Merger Sub and the Company, allegedly are false and misleading.  The plaintiff purports to sue on behalf of a class consisting of all of the Company’s common stockholders except for the defendants and their affiliates.  The plaintiff seeks an injunction preventing consummation of the proposed transaction, rescission of the transaction if it is consummated, the award of damages in an unspecified amount, and the award of litigation expenses in an unspecified amount.  The outcome of this lawsuit is uncertain. The defendants believe the action is without merit.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION

By:	/s/ Michael R. Bogansky
Name:	Michael R. Bogansky
Title:	Senior Vice President and Chief Financial Officer

Dated: May 29, 2018